Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$10,500,000	$1,432.20

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated August 19, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

Equity Index Underlying Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Enhanced Averaging

Buffered Notes

}	$10,500,000 Enhanced Averaging Buffered Notes Linked to a basket consisting of the S&P 500® Index (60%), the Russell 2000® Index (15%) and the S&P® Midcap 400 ETF Trust (25%)
}	Five-year maturity
}	If the Final Basket Value is greater than or equal to 75% of the Initial Basket Value, 2.60x uncapped exposure to any positive Average Reference Return of the Reference Asset based on the average Official Closing Values of the Reference Asset Components on the quarterly Observation Dates over the term of the Notes
}	If the Final Basket Value is less than 75% of the Initial Basket Value, 1.3333x leveraged exposure to any decreases of the Reference Asset beyond 25% as of the Final Valuation Date, potentially offset by 2.60x of any positive Average Reference Return
}	The Notes do not guarantee any return of principal, and you could lose all of your investment
}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Enhanced Averaging Buffered Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement, or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement, and page S-2 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes is $972.40 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$10,500,000	$0	$10,500,000

1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Enhanced Averaging Buffered Notes

Linked to a Basket Consisting of the S&P 500® Index, the Russell 2000® Index and the S&P® Midcap 400 ETF Trust

The offering of Notes will have the terms described in this pricing supplement and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of an unequally weighted basket consisting of the Reference Asset Components (together, the “Reference Asset”). The Notes are a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Reference Asset consisting of the following two indices and one ETF (each a “Reference Asset Component” and together, the “Reference Asset Components”): the S&P 500® Index (“SPX”); the Russell 2000® Index (“RTY”); and the S&P® Midcap 400 ETF Trust (“MDY”).
Component Weightings:	60% for the SPX, 15% for the RTY, and 25% for the MDY.
Trade Date:	August 19, 2013
Pricing Date:	August 19, 2013
Original Issue Date:	August 22, 2013
Final Valuation Date:	August 17, 2018. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	August 22, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Observation Dates:	The 17th calendar day of each February, May, August and November, commencing on November 18, 2013 to and including the Final Valuation Date. There will be a total of 20 Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day as to any Reference Asset Component, the next scheduled trading day will be that Observation Date for that Reference Asset Component. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes–Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Payment at Maturity per Note:

If the Final Basket Value is greater than or equal to the Buffer Value:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Value is less than the Buffer Value:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Value is less than the Buffer Value, you may lose up to 100% of your investment.

Upside Participation Rate:	260%
Downside Leverage Factor:	133.33%
Buffer Value:	75% of the Initial Basket Value
Average Reference	The quotient, expressed as a percentage, calculated as follows:

PS-2

Return:	Average Basket Value – Initial Basket Value Initial Basket Value The Average Reference Return is floored at zero.
Final Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set to 100 on the Pricing Date
Average Basket Value:	The Average Basket Value will be calculated as follows: 100 × (1 + (the sum of each Average Component Return multiplied by its respective Component Weighting))
Average Component Return:

For each of the Reference Asset Components, the Average Component Return refers to the average return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Average Component Value, as follows:

Average Component Value – Initial Component Value

Initial Component Value

Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))
Final Component Return:

For each of the Reference Asset Components, the Final Component Return refers to the final return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Final Component Value, as follows:

Final Component Value – Initial Component Value

Initial Component Value

Initial Component Value:	1,646.06 with respect to the SPX, 1,013.25 with respect to the RTY, and $217.87 with respect to the MDY, in each case the Official Closing Value (as defined below) of the relevant Reference Asset Component on the Pricing Date, as determined by the calculation agent.
Average Component Value:	The Average Component Value for each Reference Asset Component is equal to the arithmetic average of its Official Closing Values on each of the 20 quarterly Observation Dates.
Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Final Valuation Date, as determined by the calculation agent.
Official Closing Value:	With respect to each Reference Asset Component, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing level of that index or closing price of that ETF, as applicable, displayed on the following pages on the Bloomberg Professional® service: for the SPX, page “SPX <INDEX>”; for the RTY, page “RTY <INDEX>”; and for the MDY, page “MDY UP <EQUITY>”, and with respect to the MDY, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement. With respect to any of the foregoing, if the value for the relevant Reference Asset Component is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40432XK26/US40432XK263
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked securities, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the securities. The Estimated Initial Value was calculated on the Pricing Date.
PS-3

GENERAL

This pricing supplement relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012, the Equity Index Underlying Supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PS-4

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Final Basket Value is greater than or equal to the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Value is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Value is less than the Buffer Value, you may lose up to 100% of your investment.

Interest

The Notes will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to the SPX, S&P Dow Jones Indices LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor. With respect to the RTY, Russell Investment Group is the reference sponsor. With respect to the MDY, PDR Services, LLC (“PDR”) is the reference sponsor.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

}     You seek an investment with leveraged returns linked to the potential positive average performance of the Reference Asset and you believe that the level of the basket will increase from the Pricing Date to the Final Valuation Date.

}     You are willing to make an investment that is exposed to the negative Final Reference Return on a 1.3333-to-1 basis for each percentage point that the Final Reference Return is less than -25%.

}     You are willing to forgo dividends or other distributions paid on the MDY or the stocks comprising or held by the Reference Asset Components.

}     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}     You do not seek current income from your investment.

}     You do not seek an investment for which there is an active secondary market.

}     You are willing to hold the Notes to maturity.

}     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

}     You believe that the Final Basket Value will be less than the Buffer Value or that the Average Reference Return will not be sufficiently positive to provide you with your desired return.

}     You are unwilling to make an investment that is exposed to the negative Final Reference Return on a 1.3333-to-1 basis for each percentage point that the Final Reference Return is less than -25%.

}     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}     You prefer to receive the dividends or other distributions paid on the MDY or the stocks comprising or held by the Reference Asset Components.

}     You seek current income from your investment.

}     You seek an investment for which there will be an active secondary market.

}     You are unable or unwilling to hold the Notes to maturity.

}     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-2 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the MDY or any of the stocks comprising or held by any Reference Asset Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General Risks Related to Indices” in the Equity Index Underlying Supplement; and

}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You could lose up to 100% of the Principal Amount if the Final Basket Value is less than the Buffer Value. In such a case, unless the Average Reference Return is positive, investors will lose 1.3333% of the Principal Amount for each 1% that the Final Basket Value is less than the Buffer Value. Even if the Average Reference Return is positive, if the Final Basket Value is less than the Buffer Value, you may lose a significant portion of your Principal Amount at maturity.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Average Basket Value may be less than the Final Basket Value.

The Average Basket Value is calculated by reference to the average of the Official Closing Values of the Reference Asset Components on the Observation Dates, and may be less than the Final Basket Value. As a result, your return on the Notes may be less than you would receive if the Payment at Maturity was based solely on the Official Closing Values of the Reference Asset Components on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Values of the Reference Asset Components during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Values of the Reference Asset Components on any previous Observation Dates, in that those values will impact the Payment at Maturity.

The amount payable on the Notes is not linked to the values of the Reference Asset Components at any time other than on the Observation Dates, including the Final Valuation Date.

The Average Basket Value and the Final Basket Value will be based on the Official Closing Values of the Reference Asset Components on each of the Observation Dates and the Final Valuation Date, respectively, subject to postponement for non-trading days and certain Market Disruption Events. Even if the values of the Reference Asset Components appreciate during the term of the Notes on days other than the Observation Dates, including the Final Valuation Date, but then decrease on one or more of the Observation Dates, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the values of the Reference Asset Components prior to such decrease. Although the actual values of the Reference Asset Components on the Maturity Date or at other times during the term of the Notes may be higher than their respective Average Component Values or Final Component Values, the Payment at Maturity will be based solely on the Official Closing Value of each Reference Asset Component on each of the Observation Dates, including the Final Valuation Date.

Change in the value of one or more Reference Asset Components may be offset by change in the values of the other Reference Asset Components.

A change in the value of one or more Reference Asset Components as of each Observation Date, including the Final Valuation Date, may not correlate with change in the values of the other Reference Asset Components. The value of one or more Reference Asset

PS-7

Components may increase, while the values of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the value of the Reference Asset, increases in the value of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components. Changes in the level of the SPX, which is more heavily weighted in the Reference Asset, will have a larger impact than changes in the values of the other two Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsors take account of certain changes affecting those constituents may affect the values of the Reference Asset Components. The policies of the reference sponsors with respect to the calculation of the Reference Asset Components could also affect the values of the Reference Asset Components. The reference sponsors may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date. We determined the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the costs associated with hedging our obligations under the Notes, the underwriting discount and the costs associated with issuing the Notes (such as costs associated with creating and documenting the Notes). If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary

PS-8

period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Small-capitalization risk.

The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-9

Illustrative Examples

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Basket Value. We cannot predict the Official Closing Values of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples are based on the following terms:

}	Principal Amount:	$1,000
}	Upside Participation Rate:	260%

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

Example 1: The Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is 5%.

Average Reference Return:	5.00%
Payment at Maturity:	$1,130.00

In this example, the Payment at Maturity would be $1,130.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 260%)

= $1,130.00

Example 1 shows that you will receive a positive return on your Notes equal to the Average Reference Return multiplied by the Upside Participation Rate of 260% when the Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is positive.

Example 2: The Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is -5%.

Average Reference Return:	-5.00%
Payment at Maturity:	$1,000.00

In this example, although the Average Reference Return is negative, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 0.00% × 260%)

= $1,000.00

Because the Average Reference Return is floored at zero, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount (a zero return) if the Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is negative.

Example 3: The Final Basket Value is less than the Buffer Value, but the Average Reference Return is 5%.

Average Reference Return:	5%
Final Reference Return:	-30.00%
Payment at Maturity:	$1,063.34

In this example, the Payment at Maturity would be $1,063.34 per $1,000 Principal Amount, calculated as follows:

PS-10

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-30% + 25%) × 133.33% + (b) (5.00% × 260%)]

= $1,063.34

Example 3 shows that when the Final Basket Value is less than the Buffer Value, you will receive a positive return on your Notes only if the sum of the Final Reference Return and 25%, multiplied by the Downside Leverage Factor, can be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 4: The Final Basket Value is less than the Buffer Value, but the Average Reference Return is positive.

Average Reference Return:	2.00%
Final Reference Return:	-30.00%
Payment at Maturity:	$985.34

In this exemple, the Payment at Maturity would be $985.34 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-30% + 25%) × 133.33% + (b) (2.00% × 260%)]

= $985.34

Example 4 shows that when the Final Basket Value is less than the Buffer Value, you will lose some of the Principal Amount if the sum of the Final Reference Return and 25%, multiplied by the Downside Leverage Factor, cannot be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 5: The Final Basket Value is less than the Buffer Value and the Average Reference Return is negative.

Average Reference Return:	-5.00%
Final Reference Return:	-50.00%
Payment at Maturity:	$666.68

In this example, the Payment at Maturity would be $666.68 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (a) (Final Reference Return + 25%) x Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-50% + 25%) × 133.33% + (b) (0.00% × 260%)]

= $666.68

Example 5 shows that you are exposed on a 1.3333-to-1 basis to declines in the value of the Reference Asset beyond -25% as of the Final Valuation Date, if the Average Reference Return is less than or equal to zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT.

PS-11

Information relating to the reference asset Components

The S&P 500® Index

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of August 19, 2013 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from August 19, 2008 through August 19, 2013. The closing level for the SPX on August 19, 2013 was 1,646.06. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX any of the quarterly Observation Dates, including the Final Valuation Date.

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

PS-12

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PS-13

The Russell 2000® Index

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of July 31, 2013 were: Financial Services, Consumer Discretionary, Technology, Producer Durables, and Health Care.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from August 19, 2008 through August 19, 2013. The closing level for the RTY on August 19, 2013 was 1,013.25. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY any of the quarterly Observation Dates, including the Final Valuation Date.

PS-14

The S&P® Midcap 400 ETF Trust

General

HSBC has derived all information relating to the MDY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by its sponsor, PDR. We have not independently verified the accuracy or completeness of the information derived from these public sources.

Information provided to or filed with the SEC by the MDY under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 936958 through the SEC’s website at http://www.sec.gov. Additional information about PDR and the MDY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MDY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index (the “Underlying Index”). To maintain the correspondence between the composition and weightings of stocks held by the MDY and component stocks of the Underlying Index, the MDY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The MDY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The MDY will invest in all of the securities which comprise the Underlying Index. For more information about the Underlying Index, see “The S&P MidCap 400® Index” beginning on page S-14 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MDY

The following graph sets forth the historical performance of the MDY based on the daily historical closing prices from August 19, 2008 through August 19, 2013. The closing price for the MDY on August 19, 2013 was $217.87. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the MDY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the MDY any of the quarterly Observation Dates, including the Final Valuation Date.

PS-15

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$156.07	$131.35	$141.27
4/1/2008	6/30/2008	$163.31	$142.73	$148.76
7/1/2008	9/30/2008	$151.09	$125.79	$131.83
10/1/2008	12/31/2008	$131.22	$74.07	$97.18
1/2/2009	3/31/2009	$102.46	$72.55	$88.65
4/1/2009	6/30/2009	$110.17	$86.52	$105.31
7/1/2009	9/30/2009	$130.73	$97.92	$125.28
10/1/2009	12/31/2009	$134.83	$118.38	$131.76
1/4/2010	3/31/2010	$145.35	$123.76	$143.16
4/1/2010	6/30/2010	$154.78	$125.00	$129.16
7/1/2010	9/30/2010	$147.49	$125.60	$145.59
10/1/2010	12/31/2010	$166.35	$143.58	$164.68
1/3/2011	3/31/2011	$179.66	$163.43	$179.55
4/1/2011	6/30/2011	$184.97	$167.77	$177.40
7/1/2011	9/30/2011	$183.97	$139.82	$142.13
10/3/2011	12/30/2011	$167.38	$133.00	$159.54
1/3/2012	3/30/2012	$183.33	$158.46	$180.67
4/2/2012	6/29/2012	$183.16	$160.75	$171.30
7/2/2012	10/31/2012	$187.88	$165.43	$179.92
10/1/2012	12/31/2012	$188.23	$171.56	$185.71
1/2/2013	3/29/2013	$210.08	$188.62	$209.72
4/2/2013	6/28/2013	$222.94	$200.30	$210.38
7/1/2013*	8/7/2013*	$229.55	$210.08	$217.87

* As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 19, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

PS-16

events of default and acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Average Reference Return and the Final Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of that Reference Asset Component’s relevant values will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Reference Asset Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. Neither HSBC USA Inc. nor one of our affiliates will pay any underwriting discounts in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. Federal Income Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the MDY (the “Underlying Shares”) included in the Reference Asset). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code)

PS-17

of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes linked to the Reference Asset will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note linked to the Reference Asset will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the relevant portion of the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-18

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$10,500,000 Enhanced Averaging
Buffered Notes

August 19, 2013

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
Information Relating to the Reference Asset
Components	PS-12
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
U.S. Federal Income Tax Considerations	PS-17
Validity of the Notes	PS-18

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The iShares® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The iShares S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector iShares® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select iShares® Fund	S-47
The Health Care Select iShares® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60